Exhibit 2.1

DATED    FEBRUARY 17,                             2010

(1) SHAREHOLDERS OF EXCELSYN LTD

- and -

(2) ALBANY MOLECULAR RESEARCH INC

-and-

(3) EXCELSYN LIMITED

-and-

(4) EXCELSYN MOLECULAR DEVELOPMENT LIMITED

AGREEMENT
relating to

the sale and purchase of the whole of the issued
share capital of Excelsyn Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	SALE AND PURCHASE OF SHARES	7

3.	CONSIDERATION	7

4.	COMPLETION	9

5.	WARRANTIES	10

6.	LIMITATION ON THE VENDORS' LIABILITY	12

7.	INDEMNITY	15

8.	VENDORS' COVENANTS	15

9.	TAXATION	17

10.	TRANSFER OF ASSETS	17

11.	VENDORS' AGENT	17

12.	FURTHER ASSURANCE AND ATTORNEY	18

13.	INFORMATION	18

14.	IAN SHOTT'S COVENANTS	18

15.	ANNOUNCEMENTS	19

16.	COSTS	19

17.	SUCCESSORS AND ASSIGNMENT	19

18.	ENTIRE AGREEMENT	19

19.	VARIATIONS	20

20.	WAIVER	20

21.	AGREEMENT CONTINUES IN FORCE	20

22.	SEVERABILITY	20

23.	NOTICES	20

24.	COUNTERPARTS	20

25.	THIRD PARTY RIGHTS	20

26.	GOVERNING LAW AND JURISDICTION	21

SCHEDULE 1

Details of the Vendors, the Shares and the Consideration

SCHEDULE 2

Part 1 The Company

Part 2 The Subsidiary

SCHEDULE 3

The Warranties

Part 1 General

Part 2 Accounts and financial

Part 3 Commercial and trading

Part 4 Employees

Part 5 Pensions

Part 6 Properties

Part 7 Environmental

Part 8 Corporate Vendor Warranties

SCHEDULE 4

Tax

Part 1 - Tax Covenant

Part 2

Tax Warranties

SCHEDULE 5

Completion

SCHEDULE 6

The Properties

SCHEDULE 7

Part 1 Completion Accounts

Part 2 Expert determination

Part 3 Pro formas

Part 4 Specific bases of preparation

Agreed form documents

1.	Completion Board Minutes of the Company and the Subsidiary
2.	Management Accounts
3.	Power of Attorney
4.	Resignations of Directors and Secretary
5.	Resignation of Auditors
6.	Employment Agreements
7.	Consultancy agreement
8.	Release(s) of liabilities owed to the Vendors
9.	Statement of bank accounts and balances
10.	Transfer Agreement
11.	Escrow Account Letter
12.	Waste Removal Programme
13.	Transfer of subsidiaries documentation
14.	Legal opinion
15.	Purchaser's Accounting Policies

THIS AGREEMENT is made on February 17, 2010

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in schedule 1 ("Vendors"); and

(2)	ALBANY MOLECULAR RESEARCH, INC a company registered in Delaware whose principal executive offices are at 21 Corporate Circle, PO Box 15098, Albany, New York, USA ("Purchaser"); and

(3)	EXCELSYN LIMITED a company registered in England with number 05045523 and whose registered office is at Glengairn South Drive Woolsington Newcastle-upon-Tyne, NE 13 8AN ("Company") and

(4)	EXCELSYN MOLECULAR DEVELOPMENT LIMITED a company registered in England with registered number 05125002 and whose registered office is at Mostyn Road, Holywell, Flintshire CH8 9DN ("Subsidiary").

BACKGROUND

A.	The Company is a private company limited by shares. Further information relating to the Company and its Subsidiary is set out in schedule 2.

B.	The Vendors are the legal and beneficial owners of the numbers of Shares set opposite their respective names in column (2) of schedule 1.

C.	The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

D.
The Company and the Subsidiary have joined as parties to this Agreement for the purpose of directing that the Company Debt and the Subsidiary Debt is repaid on their behalf out of amounts to be advanced to them by way of loan by the Purchaser at Completion.

IT IS AGREED:

DEFINITIONS AND INTERPRETATION

In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

"Accounts" means the audited consolidated accounts of the Company and its subsidiary undertakings comprising, inter alia, the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon;

"Accounting Requirements" means the requirements of the Companies Act and other relevant English law statutes, Statements of Standard Accounting Practice, Financial Reporting Standards, Statements of Recommended Practice and abstracts of the Urgent Issues Task Force issued or adopted by The Accounting Standards Board Limited, any other requirement of a United Kingdom accounting body having mandatory effect and other generally accepted accounting principles and practices in the United Kingdom;

"Accounts Date" means 31 May 2009;

"Acquisition Documents" means the Disclosure Letter, this agreement and any documents entered into pursuant to this agreement;

"Activities" means any activity, operation or process, act or omission carried out or made by or on behalf of the Company or for which the Company may have any liability;

"Additional Vendors" means all the Vendors save for the Warrantors and the Corporate Vendors;

"Barclays Guarantee" means the personal guarantee provided by Ian Shott to Barclays Bank plc on or about 24 December 2009;

"Business Day" means a day other than a Saturday, Sunday or public holiday on which banks are open for commercial business in the City of London;

"Business Intellectual Property" means all Intellectual Property used by the Company or the Subsidiary in, or in connection with, their businesses;

"Companies Act" means the Companies Act 2006;

"Company Debt" means the following amounts owed by members of the Group to the respective lenders set out below:

Ian Shott: £684,346.85

North East Regional Investment Fund Three Limited:  £83,085.40;

"Completion" means the performance of all the obligations of the parties to this agreement set out in clause 0;

"Completion Accounts" means the accounts to be prepared and agreed, deemed agreed or determined in accordance with schedule 7;

"Completion Board Minutes" means minutes of meetings of the boards of directors of the Company and the Subsidiary in the agreed form;

"Completion Date" means the date of this agreement;

"Completion Payment" has the meaning given to clause 0;

"Computer Systems" means the computer systems used by or for the benefit of the Company or the Subsidiary at any time, or computer processors, associated and peripheral equipment, computer programs, technical and other documentation and data entered into or created by the foregoing from time to time;

"Confidential Information" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company or the Subsidiary details of which are not in the public domain including, without limitation, information concerning or relating to:

(a)	the Business Intellectual Property and any other property of the Company or the Subsidiary in the nature of intellectual property;

(b)	any technical processes, future projects, business development or planning, commercial relationships and negotiations; and

(c)
the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the clients or customers of or other persons having dealings with the Company or the Subsidiary;

"Consideration" means the consideration for the Shares set out in clause 0;

"Consultancy Agreement" the consultancy agreement to be entered into between the Company and Ian Shott;

"Corporate Vendor" means Endless and Northstar;

"Data Room" means the electronic data room made available to the Purchaser and its advisers, the index to which is in agreed form;

"Disclosed" means specifically disclosed to the Purchaser in the Disclosure Letter, with sufficient clarity and detail to enable a reasonable purchaser to identify clearly and accurately the nature, scope and effect of the matter disclosed;

"Disclosure Letter" means the letter of even date with this agreement from the Vendors to the Purchaser relating to the Warranties together with any documents annexed to it;

"Employment Agreements" the service agreements in agreed form to be entered into between the Company and each of Paul Ryan  Dave Rowles, Dave Parry, Mark Milligan, Gareth Jenkins and Dave Shepard respectively;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

"Endless" means Endless (No. 6) LLP, further details of which are set out in schedule 1;

"Environment" means any and all living organisms or ecosystems (including, without limitation man, flora and fauna), and the media of air (including without limitation, air within buildings, other man-made structures and natural structures above or below ground), water (including without limitation controlled waters as defined in section 104 (1) of the Water Resources Act 1991, and water within drains and sewers), and land (including without limitation buildings and other man-made structures above or below ground);

"Environmental Consents" means any consents, approvals, permits, licences, certificates, orders, filings, authorisations, exemptions, registrations, permissions, reporting or notice requirements and any related agreement required under any Environmental Law;

"Environmental Law" means all applicable directives or regulations, statutes or subordinate legislation, civil or common law, all orders, judgments, notices, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls which have as a purpose or effect the protection of, or prevention of harm to, human health or the Environment, or which relate to health and safety or compensation for harm;

"Escrow Account" means the interest bearing joint account to be opened with National Westminster Bank PLC in the name of the Vendors' Solicitors and the Purchaser's Solicitors and to be operated in accordance with clause 0 and the Escrow Account Letter;

"Escrow Account Letter" means the joint letter of instruction from the Warrantors and the Purchaser to the Vendors' Solicitors and the Purchaser's Solicitors in relation to the Escrow Account in the agreed form;

"Escrow Sum" means £1,000,000 and after Completion, the balance of such sum held in the Escrow Accounts for the time being after any payments made from such account in accordance with the terms of this Agreement and deduction of any bank charges debited to the Escrow Account;

"Expert" has the meaning given in part 2 of schedule 7;

"FSMA" means Financial Services and Markets Act 2000;

"Group" means the Company and its subsidiary undertakings from time to time and references to a "member of the Group" or a "Group member" shall be construed accordingly;

"Group Companies" means the Company and the Subsidiary;

"Hazardous Substance" means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, and whether alone or in combination which is capable of causing harm to or having a deleterious effect on the Environment, or of being a nuisance, or which restricts or makes more costly the use, development, ownership or occupation of the Property or any controlled, special, hazardous, polluting, toxic or dangerous substance or waste;

"Intellectual Property" includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, data, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

"Liability Cap" means an amount equal to £1,000,000 less any and all amounts paid to the Purchaser from the Escrow Account in accordance with clauses 0 and/or 0;

"Management Accounts" means the unaudited consolidated balance sheet and profit and loss account of the Company and its subsidiary undertakings in the agreed form as at and for the period ended 31 January 2010;

"Net Working Capital Amount" means the amount of cash plus trade debtors plus other debtors plus prepayments plus stock and inventory less trade creditors less other creditors less non-debt other accrued liabilities less current liabilities of the Company and the Subsidiary as derived from the Completion Accounts in accordance with schedule 7;

"Northstar" means the North East Co Investment Fund Limited Partnership further details of which are set out in schedule 1;

"Properties" means the freehold land and premises described in schedule 6 and any part or parts thereof;

"Purchaser's Group" means the Purchaser and any parent undertaking or subsidiary undertaking of the Purchaser  (such terms being construed in accordance with section 1162 of the Companies Act);

"Purchaser's Solicitors" means DLA Piper UK LLP of Princes Exchange, Princes Square, Leeds LS1 4BY;

"Relevant Claim" means any claim by the Purchaser against any Vendor arising under the terms of this Agreement (which, for the purposes of clauses 0 to 0 only) the Purchaser, acting reasonably, believes is a bona fide claim);

"Relevant Proportions" means the proportions set out in column 5 of schedule 1;

"Share Warranties" means the representations and warranties contained in clause 0 and schedule 3;

"Shares" means the 9,022,170 issued and allotted ordinary shares of £0.10 each of the Company and the 2,400,000 B shares of £0.10 each of the Company comprising the whole of the issued share capital of the Company;

"Statutory Agreements" means the following:

(a)	agreement dated 16 March 1981 between Delyn Borough Council and Palmer Research Limited;

(b)	agreement dated 19 August 1987 between Delyn Borough Council and Johnson Matthey Chemicals Limited;

(c)	agreement dated 31 May 1994 between Delyn Borough Council and the Associated Octel Company Limited;

"Subsidiary" means the subsidiary undertaking of the Company at the date hereof further details of which are set out in part 2 of schedule 2;

Subsidiary Debt" means:

The North East Co Investment Fund Limited Partnership: £1,229,877.47;

Endless (No.6) LLP: £1,114,068.11;

KBC Business Capital, a division of KBC Bank N.V: £214,662.92;

"Tax Covenant" means any covenant set out in part 1 of schedule 4;

"Tax Warranties" means the representations and warranties in relation to taxation set out in part 2 of schedule 4;

"Taxes Act" means the Income and Corporation Taxes Act 1988;

"TCGA" means the Taxation of Chargeable Gains Act 1992;

"Transfer Agreement" the form TR1 effecting the transfer of the Properties from Endless Investments LLP to the Subsidiary in agreed form;

"VAT" means value added tax;

"Vendors' Solicitors" means Dickinson Dees LLP of St Ann's Wharf, 112 Quayside, Newcastle Upon Tyne, NE1 3DX;

"Warranties" means the Share Warranties and the Tax Warranties;

"Warrantors" means Ian Dermott Shott, Paul Christopher Ryan, David Kenneth Rowles, Malcolm Simpson and Reginald Shaw, further details of whom are set out in schedule 1;

"Warrantors' Spouses" means Susan Lesley, Alicia Ryan and Ann Simpson, further details in respect of whom are contained at schedule 1; and

"Waste Removal Programme" means the programme for the removal of certain waste from the Properties in the agreed form.

In this agreement where the context admits:

save in relation to schedule 4, words and phrases which are defined or referred to in or for the purposes of the Companies Act as in force at the date of this agreement have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

reference to a statutory provision includes reference to:

any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

provided that, as between the parties, no such modification, consolidation or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely effect the rights of, any party;
reference to statutory obligations shall include obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union to the extent applicable and enforceable against the Company, as well as United Kingdom acts of Parliament and subordinate legislation;

reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

reference to any party to this agreement comprising more than one person includes each person constituting that party;

reference to any gender includes the other genders;

reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

where a sum is stated in pounds sterling it shall be deemed, where appropriate, to be a reference to a sum in any other currency having an equivalent value using the mid-market exchange rate of Barclays Bank Plc on the date upon which such comparison is made;

a person shall be deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

unless otherwise expressly provided, all covenants, warranties, representations, undertakings and indemnities given or made by the Vendors or the Warrantors (as the case may be) in this agreement are given or made as between the Warrantors jointly and severally (save in the case of all obligations arising under clause 0 which shall be a several and independent obligation of Ian Shott) and as between the other Vendors severally;

in clause 0 and schedules 3 and 4 references to the "Company" shall, in addition to the Company, include the Subsidiary to the intent and effect that the provisions of clause 0 and the Warranties and schedule 4 shall apply to and be given in respect of the Subsidiary as well as the Company;

where any statement is qualified by the statement "so far as the Warrantor is aware" or by a reference (however expressed) to the knowledge and/or belief of the Warrantor, the Warrantor shall be deemed to know and/or believe anything which is known to and/or believed by any of Ian Shott, David Rowles, Paul Ryan, Reginald Shaw and Malcolm Simpson and, in any such case, anything which ought reasonably to have been known and/or believed by them (or any of them) given their respective positions and responsibilities to the Company and or which would have been known and/or believed by them (or any of them) had they made all reasonable enquiries regarding all the facts and circumstances relevant to such statement;

the "agreed form" in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of the parties.

This agreement incorporates the schedules to it.

SALE AND PURCHASE OF SHARES

Each of the Vendors shall on Completion sell with full title guarantee the number of Shares set opposite his name in column (2) of schedule 1 and the Purchaser shall purchase the Shares free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including (without limitation) all dividends and distributions declared paid or made in respect of them on or after the date of this agreement.

Each of the Vendors hereby waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or otherwise and agrees to procure before Completion the irrevocable waiver of any such right or restriction conferred on any other person.

CONSIDERATION

The Consideration payable by the Purchaser to the Vendors, for the purchase of the Shares shall be four million eight hundred and eighty five thousand one hundred and forty-seven pounds and sixty one pence (£4,885,147.61) payable as follows on account of the Consideration, the payments set out in clauses 0 and 0 together being the "Completion Payment":

as to the sum of £3,885,147.61, in cash at Completion to the Vendors in the amounts set out against their respective names in column (4) of schedule 1; and

as to the Escrow Sum into the Escrow Account in accordance with paragraph 5 of schedule 5.

The Consideration shall be adjusted as follows:

if the Net Working Capital Amount is greater than minus £(732,464), by adding a sum equal to the amount by which the Net Working Capital Amount is greater than minus £(732,464).  By way of example, if the Net Working Capital Amount is minus £(300,000), the sum of £432,464 will be added to the Consideration; or

if the Net Working Capital Amount is less than minus £(732,464), by deducting a sum equal to the amount by which the Net Working Capital Amount is less than £(732,464).  By way of example, if the Net Working Capital Amount is minus £(1,032,464), the sum of £300,000 will be deducted from the Consideration.

Within 5 Business Days of the agreement, deemed agreement or determination of the Net Working Capital Amount in accordance with schedule 7:

if the Consideration exceeds the Completion Payment:

the Purchaser shall pay to the Vendors, in the proportions set out in column (3) of schedule 1, a sum equal to the amount of such excess, together with interest on such amount, calculated in accordance with clause 0; and

the Escrow Sum, together with interest that has accrued on such sum from Completion, shall remain in the Escrow Account and be paid out in accordance with the provisions of clauses 0 to 0; or

if the Completion Payment exceeds the Consideration and the excess is equal to or less than the Escrow Sum then:

the Warrantors and the Purchaser shall procure that an amount equal to the excess, together with interest that has accrued on such sum, shall be paid to the Purchaser from the Escrow Account; and

the balance of the monies in the Escrow Account after the payment pursuant to clause 0 above shall remain in the Escrow Account and be paid out in accordance with the provisions of clauses 0 to 0; or

if the Completion Payment exceeds the Consideration and the excess is greater than the Escrow Sum then:

the Warrantors and the Purchaser shall procure the payment of all sums held in the Escrow Account to the Purchaser; and

the Additional Vendors and the Warrantors shall pay a sum equal to the amount by which the excess exceeds the Escrow Sum to the Purchaser in the Relevant Proportions, together with interest on it calculated in accordance with clause 0.

Interest due pursuant to clause 0 shall be calculated on the amount payable from and including the day after the Completion Date to (but excluding) the actual date of payment at the rate of three per cent per annum above the base lending rate from time to time of Barclays Bank Plc determined by the relevant bank holding the Escrow Account.  Such interest shall accrue from day to day and shall be compounded monthly.

Any sums in the Escrow Account:-

not paid to the Purchaser pursuant to clause 0 or 0 or not the subject of a Relevant Claim shall be released to the Warrantors from the Escrow Account on the first anniversary of the Completion Date, or if that date is not a Business Day, the next Business Day;

that are the subject of a Relevant Claim, but such sums are not paid to the Purchaser in accordance with clauses 0, shall be released to the Warrantors from the Escrow Account within two Business Days of settlement of the Relevant Claim provided that such release date is on or after the first anniversary of the Completion Date.

In the event that the Purchaser asserts a Relevant Claim against the Vendors at any time prior to the Release Date, the Purchaser shall serve notice on the Vendors ("Notice of Claim") setting out such reasonable details of the nature and circumstances of the Relevant Claim as are known to the Purchaser at the relevant time, together with the Purchaser's reasonable pre-estimate of the Vendors' liability in respect of the Relevant Claim (the "Claim Value").

Once a Notice of Claim has been served, and subject always to the Purchaser complying with its obligations under clause 0 a sum equal to the Claim Value shall be retained in the Escrow Account (other than any sums due to the Purchaser under clause 0 or 0 and subject always to a maximum of the amount standing to the credit of the Escrow Account for the time being) until such time as the applicable Relevant Claim has been settled in accordance with clause 0 or (if earlier), in the case of a claim in respect of the Warranties, the date on which such Relevant Claim expires in accordance with clause 0.  Following settlement of such Relevant Claim that have been asserted, the Vendors' Solicitors and the Purchaser's Solicitors shall instruct National Westminster Bank plc to pay out of the Escrow Account to the Purchaser the amount due (if any) to the Purchaser in respect of such settled Relevant Claim(s) or the total Escrow Sum (whichever shall be the lesser sum) together with any interest earned on such sum, and clause 0 shall apply to the remainder (if any) of the Escrow Sum.

Nothing in clause 0 and 0 shall prejudice or limit the right of the Purchaser to make any claim against the Vendors either under this agreement or under any of the documents executed pursuant to this agreement.

A claim:

shall be treated as settled for the purposes of clause 0 if:

the Warrantors (or in the event such claim relates to a claim under clause 0 and/or in respect of a claim arising under clause 0 and/or clause 0, the applicable Vendor to which such claim relates) and the Purchaser shall so agree in writing, such written agreement not to be unreasonably withheld or delayed following any oral agreement; or

a court of competent jurisdiction has awarded judgment in respect of the claim;

Subject to compliance with clause 0 to 0, the Warrantors and the Purchaser shall procure the prompt closure of the Escrow Account.

COMPLETION

Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date when each of the parties shall comply with the provisions of schedule 5.

The Purchaser shall not be obliged to complete the purchase of the Shares under this agreement unless the Vendors comply fully with their obligations under schedule 5 and unless the purchase of all the Shares is completed simultaneously (but so that completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect to the others).

None of the Vendors shall be obliged to complete the sale of the Shares under this agreement unless the Purchaser complies fully with its obligations under schedule 5.

With effect from Completion, the Purchaser irrevocably absolutely and unconditionally releases Ian Shott from any and all obligations arising under the guarantee granted by him to the Purchaser on 29 January 2010 and waives and releases Ian Shott from any and all accrued liabilities arising thereunder.

From Completion the Purchaser shall indemnify and keep indemnified Ian Shott against and in respect of all claims, losses, damages, liabilities, costs, fines and penalties (to the extent permitted by law), charges, expenses, reasonable legal and other necessary professional fees paid, incurred, suffered, sustained and/or payable by Ian Shott arising under the Barclays Guarantee (together "Barclays Liabilities") to the extent that such Barclays Liabilities arise as a direct result of any act or omission of:

the Purchaser or  any member of the Purchaser's Group; or

(but only in so far as such act or omission occurs after Completion) the Company or the Subsidiary.

Provided that Ian Shott indemnifies and keeps indemnified the Purchaser in respect of all reasonable costs and expenses in complying with its obligations under this clause 0, the Purchaser shall use all reasonable endeavours to procure the release of Ian Shott from all and any obligations under the Barclays Guarantee as soon as reasonably practicable after Completion (including providing such substitute security as Barclays Bank plc may reasonably request as a condition to such release),provided that nothing in this clause 0 shall require Ian Shott to procure or provide any such substitute security.

WARRANTIES

The Warrantors represent and warrant to the Purchaser that, at the date of this agreement, each of the statements set out in schedule 3 and part 2 of schedule 4, is true and accurate;

each Corporate Vendor as a separate and independent obligation severally represents and warrants to the Purchaser that at the date of this agreement each of the statements set out in paragraphs 1 and 2 of part 1 and part 8 of schedule 3 in respect of itself and its Shares only, is true and accurate;

each Additional Vendor as a separate and independent obligation severally represents and warrants to the Purchaser that at the date of this agreement each of the statements set out in paragraphs 1, 2 and 6.6 of part 1 of schedule 3 in respect of itself and its Shares only, is true and accurate.

Notwithstanding clause 0, the Purchaser and the Warrantors agree that the warranties and representations set out in paragraphs 1, 2 and/or 6 of part 1 of schedule 3 and/or in part 8 of schedule 3 shall be given by each Warrantor in respect of himself only and the Shares held by him and his spouse only.

The Vendors acknowledge that the Purchaser is entering into this agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Purchaser to enter into this agreement and that the Purchaser has been induced to enter into this agreement on the basis of and in full reliance upon them and that the Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Shares, provided that nothing in this clause 0 shall operate to extend the liability of any Vendor under this Agreement.

Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty.

The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion.

No right of rescission shall be available to the Purchaser by reason of any breach of the Warranties.

Each of the Vendors waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company and the Subsidiary or their officers or employees in enabling the Vendors to give the Warranties and any representations or to prepare the Disclosure Letter.

The Warranties shall not be deemed in any way modified or discharged by reason of any investigation made or to be made by or on behalf of the Purchaser or by reason of any information relating to the Company of which the Purchaser has knowledge (actual, implied or constructive) except that the Warranties shall be qualified by such information as is Disclosed.

If there is a claim under the Warranties which (subject always to the provisions of clause 0 and the Purchaser's common law duly to mitigate its loss) results in:

the value of any of the Company's assets being or becoming less than it would have been had the relevant circumstances been as so warranted; or

the Company having incurred or incurring any liability or an increase in a liability which it would not have incurred had the relevant circumstances been as so warranted,

then the Warrantors agree (subject always to the provisions of clause 0 and the Purchaser's common law duty to mitigate its loss)  to pay to the Purchaser as soon as reasonably practicable and in any event within three Business Days of (i) the settlement of any claim under the Warranties in accordance with the terms of any agreed settlement; or (ii) (save where a court otherwise determines) judgment being awarded by a court of competent jurisdiction in favour of the Purchaser in respect of any claim under the Warranties (at the option of the Purchaser) an amount equal to either:

the reduction in value of the assets or (as the case may be) the liability or increased liability thereby incurred by the Company; or

an amount equal to the reduction caused in the value of the Shares.

Subject always to the provisions of clause 0, the Warrantors agree to indemnify the Purchaser in full for and against all reasonable costs (including, without limitation, legal costs) and reasonable expenses incurred by the Purchaser in connection with:

any legal proceedings, to the extent pursuing any claim for breach of Warranty in which a court of competent jurisdiction has awarded judgement in respect of the claim; or

the enforcement of any such judgment.

The rights of the Purchaser under clauses 0 and 0 shall be in addition and without prejudice to any other right or remedy available to it under this agreement or otherwise.

The Purchaser accepts the benefit of clause 0 (including, without limitation, the Warranties) for itself and as trustee for each undertaking which is at any time a subsidiary undertaking of the Purchaser provided that it is acknowledged that such trust arrangements will not create or extend a liability of any Vendor under this agreement.  The Vendors acknowledge that after Completion the Purchaser intends to reorganise the Company and the Subsidiary which may involve the transfer of an asset or a liability of the Company and/or the Subsidiary to an undertaking which is a subsidiary undertaking of the Purchaser in reliance on the Warranties provided that  nothing is this clause 0 shall operate to extend or create the liability of any Vendor under this Agreement beyond that which it would have otherwise occurred had such acknowledgement not been given provided that in the event that any such subsidiary undertaking is transferred out of the Purchaser's Group the trust arrangements created by this clause 0 will automatically terminate such that any liability of the Vendors to such subsidiary undertaking with immediate effect from the date of such subsidiary undertaking transferring out of the Purchaser's Group.

LIMITATION ON THE VENDORS' LIABILITY

In no event shall the liability of any Vendor under this Agreement exceed the Consideration paid to him in accordance with the terms of this Agreement save that the Warrantors shall also be liable for the amount of Consideration received by the Warrantors' Spouses.

The aggregate liability of the Vendors in respect of all claims under the Warranties, (which for the avoidance of doubt, shall include any payment made to the Purchaser pursuant to clause 0, 0 and/or 0) shall not exceed the Liability Cap.

No amount shall be payable by the Vendors in respect of any claim under the Warranties:

unless and until the aggregate cumulative liability of the Vendors in respect of all such claims exceeds one hundred and fifty thousand pounds sterling in which case the Vendors shall be liable for both the initial one hundred and fifty thousand pounds sterling and the excess; and

unless the amount of each such claim exceeds five thousand pounds sterling.

For the purpose of this clause 0, where a claim relates to the same event or circumstance which would separately give rise to a liability on the part of the Vendors under the Warranties, all such claims shall be aggregated and treated as one.
No Vendor shall be liable for any claim under the Share Warranties unless:

the relevant Vendors are given notice of that claim stating such reasonable details of the nature of the claim as are known to the Purchaser at the relevant time and, if practicable, the amount claimed on or before the date which is eighteen months after Completion; and

(subject to the relevant Vendors and the Purchaser agreeing otherwise in writing) court proceedings are issued and properly served by the Purchaser against the relevant Vendors  in respect of such claim within the period of nine months immediately following notification under clause 0.

The Vendors shall not be liable under the Warranties:-

to the extent that the facts which might result in a claim or possible claim are Disclosed;

to the extent that a claim arises from an act or omission occurring at the prior written request of or with the prior written consent of the Purchaser.  For the purpose of this clause 0, any written consent or request from the Purchaser may only be given by Michael Williams;

to the extent that a specific provision is made in the Accounts or in the Completion Accounts in respect of the subject matter of the claim;

to the extent that the claim arises from a voluntary act of the Purchaser after Completion outside of the ordinary course of business and otherwise than pursuant to a legally binding agreement entered into prior to Completion in circumstances where the Purchaser knew or ought reasonably to have known prior to carrying out such voluntary act that carrying out such voluntary act would result in circumstances or events which would give rise to a potential claim for breach of one of the Warranties;

to the extent that a claim arises as a result of any change in accounting policies or procedures after Completion;

to the extent that a claim arises as a result of any increase or change in rates of Tax made after Completion (but not announced before that date) with effect prior to Completion or arises as a result of the retrospective imposition of Tax not in existence or announced at Completion;

to the extent that the Purchaser fails to fulfil its common law duty to reasonably mitigate its loss.

The Purchaser shall only be able to recover once under any of the Acquisition Documents (which for the purposes of this clause 0 shall include the agreements in respect of the transfer of Excelsyn Management Consulting Limited and Excelsyn Engineering Technology Limited as delivered pursuant to paragraph 2.22 of schedule 5) in relation to any particular loss or liability.

Any payment made by the Vendors (or any of them) as a result of a claim under the Warranties shall be treated as a reduction by such amount in the consideration payable under clause 0.

If the Vendors (or any of them) pay to the Purchaser an amount in respect of a claim under the Share Warranties or under any of the indemnities contained in clause 0 and the Purchaser subsequently recovers from a third party an amount which is referable to the matter giving rise to claim then:

if the amount paid by the Vendors in respect of such claim is more than the Sum Recovered (as defined below), the Purchaser shall immediately pay the Vendors the Sum Recovered;

if the amount paid by the Vendors in respect of such claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay the Vendors an amount equal to the amount paid by the Purchaser.

For the purposes of this clause 0 "Sum Recovered" means an amount equal to the amount recovered from the third party less all charges, costs and expenses incurred by the Purchaser in recovering the amount from the third party.

The Purchaser shall use all reasonable endeavours to recover from under any policy of insurance held by any member of the Purchaser's Group from time to time any loss it incurs as a consequence of the subject matter of any Relevant Claim.  For the avoidance of doubt it is acknowledged by the Vendors that the Purchaser shall not have to take any action pursuant to this clause 0 other than to notify the relevant insurance company of the claim and to respond to any reasonable enquiries from the insurance company in respect of the subject matter of the claim.

If the Purchaser or the Company become aware of any matter which gives or may give rise to a Relevant Claim, the Purchaser shall, or shall procure that the Company shall, as soon as reasonably practicable give written notice of such claim to the Vendors' Agent, or if the claim does not relate to Agent's Matters, to the relevant Vendor but such notice shall not be a condition precedent to the liability of the Vendors in respect of a Relevant Claim.  Any omission by the Purchaser or the Company to take any action in relation to a Relevant Claim shall not be a defence to a claim.

Subject to clause 0 the Purchaser shall, and shall procure that the Company shall, take such action (including, but not limited to, and without prejudice to the Purchaser's obligations under clause 0, claiming under any insurance policy of the Purchaser or any member of the Purchaser's group) and give such information and assistance in connection with the affairs of the Company as the Vendors' Agent, or if the claim does not relate to Agent's Matters, to the relevant Vendor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the matter giving rise to the Relevant Claim or to mitigate any loss in respect of the Relevant Claim, subject to the Warrantors having first indemnified and secured the Company and the Purchaser to the Purchaser's reasonable satisfaction against all reasonable costs which may be incurred in taking action pursuant to this clause 0.

If the Vendors Agent, or if the claim does not relate to Agent's Matters, to the relevant Vendor does not request the Purchaser to take action pursuant to clause 0 or fails to admit liability for the Relevant Claim and indemnify and secure the Company and the Purchaser as required by that paragraph within twenty Business Days of the written notice referred to in clause 6.8 the Vendors shall cease to have any rights under this clause 6 in relation to the Relevant Claim.

The actions which the Vendors' Agent, or if the claim does not relate to Agent's Matters, to the relevant Vendor may reasonably request under clause 0 shall not include:

allowing the Vendors or their professional advisors to take on or take over the conduct of proceedings of any nature arising in connection with the Relevant Claim;

taking any action which is likely adversely to affect the goodwill and/or reputation and/or current trading relationships of the Company, the Subsidiary, the Purchaser or any member of the same group of companies as the Purchaser;

contesting any Relevant Claim before any court, tribunal or other appellate body unless at the expense of the Vendors, the Vendors obtain the written opinion of leading counsel that, after the disclosure of all relevant information and having regard to all relevant circumstances on the balance of probabilities the action will succeed;

any action which the Purchaser reasonably considers will be onerous or prejudicial to the Purchaser or the Company or the Subsidiary; and

any action requested by an agent or representative of the Vendors including any administrator, administrative receiver, liquidator or trustee in bankruptcy.

The Additional Vendors and Corporate Vendors shall be liable in respect of any claim under this agreement as follows:

in the event that the relevant claim arises as result of a breach of the agreement by only one Additional Vendor or Corporate Vendor, such Additional Vendor or Corporate Vendor shall be liable for 100 per cent of such claim;

in the event that the relevant claim arises as a result of a breach of the agreement by more than one Corporate Vendor then such Corporate Vendor shall be liable for 50 per cent of such claim;; or

in the event that the relevant claim arises as a result of a breach of the agreement by more than one Additional Vendor then each such Additional Vendor shall be liable for their relevant proportion of such claim pro rated between themselves by reference to the proportions set out in column (3) of schedule 1; or

in the event that the relevant claim arises other than as a result of a breach by any Additional Vendor or Corporate Vendor then the Additional Vendors or Corporate Vendors shall not be liable for any such claim.

Clauses 0 to 0 (inclusive) shall not apply to any claim against a Vendor where it can be proved that such claim is based on a dishonest or fraudulent act or omission or fraudulent misrepresentation of or by that Vendor prior to Completion.

Nothing in clause 0 or 0 shall release the Purchaser from any common law duty to mitigate its loss.

INDEMNITY

The Warrantors shall indemnify and keep indemnified the Purchaser, the Company, the Subsidiary and/or all or any of their officers, directors, agents, employees and assigns against and in respect of all claims, losses, damages, liabilities, costs, fines and penalties (to the extent permitted by law), charges, expenses, reasonable legal and other necessary professional fees paid, incurred, suffered, sustained and/or payable by the Purchaser, the Company and/or the Subsidiary:

arising in relation to the incident at Alan's Skip Hire on or around 21 May 2009 which allegedly concerned the disposal of waste drums by the Subsidiary.  The indemnity granted by the Warrantors under this clause 0 shall cease and determine on the sixth anniversary of the Completion Date;

arising as a consequence of the Health and Safety Executive investigation into the accident which occurred on 16 September 2009 where a shift manager slipped on a stairway, including any works required by the Health and Safety Executive relating to that accident;

in respect of any responsibility or liability (whether attributable to service before, on or after Completion) that passed to the Company or Subsidiary under the Transfer of Undertakings (Protection of Employment) Regulations 2006 and/or the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended and relates in any way whatsoever to pension, or retirement or death benefits accrued prior to Completion and payable (actually, prospectively or contingently) under or in connection with an occupational pension scheme (within the meaning of section 1 Pension Schemes Act 1993);

in respect of (1) the failure of the Company and the Subsidiary to provide access for all Relevant Employees (as defined in the Stakeholder Pension Schemes Regulations 2000) to a stakeholder pension scheme under Part 1 of the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Schemes Regulation 2000 (the “Stakeholder Obligations”); and (2) the failure to report the breach of the Stakeholder Obligations to the Pensions Regulator under Section 70 of the Pensions Act 2004.  The indemnity obligation under this clause 0 shall apply only to claims, losses, damages, liabilities etc. in respect of the period ending 3 months from Completion.

The Purchaser shall use its reasonable endeavours to ensure the Company’s and the Subsidiary’s compliance with the Stakeholder Obligations within 3 months following Completion.  The Parties agree that, in view of the existing pension arrangements of the Company and the Subsidiary and the Purchaser’s commitment to remedy their breach of the Stakeholder Obligations within 3 months of Completion, the breach of the Stakeholder Obligations does not constitute a reportable breach of law within the meaning of Section 70 of the Pensions Act 2004 (as it is unlikely to be of material significance to the Pensions Regulator).  Accordingly, the Purchaser undertakes not to and shall use its best endeavours to ensure the Company and the Subsidiary do not report or otherwise notify the breach of the Stakeholder Obligations to the Pensions Regulator.

VENDORS' COVENANTS

Ian Shott undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) he will not at any time after Completion:

use or procure or cause or (so far as he is able) permit the use of any name or names identical or similar to or including the word "Excelsyn" or any colourable imitation thereof in connection with any activity whatsoever;

(except as required by law) disclose or divulge to any person (other than to officers or employees of the Purchaser whose province it is to know the same) or use (other than for the benefit of the Purchaser) any Confidential Information which may be within or have come to his knowledge and he shall use all reasonable endeavours to prevent such publication, disclosure or misuse of any Confidential Information;

do or say anything maliciously or specifically targeted against any member of the Group which is likely or intended to damage the goodwill or reputation of the Company or any other member of the Group or of any business carried on by any member of the Group.

Ian Shott undertakes to and covenants with the Purchaser that he will not, for a period of two years after the date of this agreement, either on his own behalf or jointly with or as an officer, manager, employee, advisor, consultant or agent for any other person, directly or indirectly:

do anything malicious or specifically targeted against any member of the Group which may lead any person to cease to do business with the Company or any other member of the Group on substantially equivalent terms to those previously offered or not to engage in business with the Company or any other member of the Group;

approach, canvass, solicit or otherwise act with a view to enticing away from or seeking in competition with any business of the Company or the Subsidiary the custom of any person who at any time during the period of 12 months preceding the Completion Date has been a customer of the Company or the Subsidiary and during such period he shall not use his knowledge of or influence over any such customer:-

to or for his own benefit; or

for the benefit of any other person carrying on business

in competition with business of the Company or the Subsidiary as carried out at the date of this agreement or otherwise use his knowledge of or influence over any such customer to the detriment of the Company or the Subsidiary;

seek to contract with or engage (in such a way as adversely to affect the business of the Company or the Subsidiary as carried on at the date of this agreement) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company or the Subsidiary at any time during the period of 12 months preceding the date of this agreement;

approach, canvass, solicit, engage or employ or otherwise endeavour to entice away any person who at any time during the period of six months preceding the Completion Date shall be or shall have been an employee, officer, manager, consultant, subcontractor or agent of the Company or the Subsidiary with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the business carried on by the Company or the Subsidiary;

be engaged, concerned or interested, whether as an employee or in any other capacity, in carrying on any business within the United Kingdom in competition with the business carried on by the Company or the Subsidiary as carried on at the date of this agreement.

Each of the covenants contained in clauses 0 and 0 shall constitute an entirely separate and independent restriction on Ian Shott.

References in this clause 0 to the "business of the Company or the Subsidiary" shall include the business of the Company and/or the Subsidiary that may from time to time be transferred to any company within the Group.

Ian Shott agrees and acknowledges that the restrictions contained in this clause 0 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares but, in the event that any such restriction shall be found to be void or unenforceable but would be valid and effective if some part or parts thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

Notwithstanding clause 0 to 0 no act or omission of Ian Shott shall be in breach of any or all of his obligations or restrictions imposed on him under this clause 0 to the extent that such act or omission is undertaken in the performance of his duties arising under and in respect of the Consultancy Agreement.

TAXATION

The provisions of schedule 4 shall apply with respect to the matters contained or referred to therein.
transfer of assets

The Warrantors and the Additional Vendors (on a several basis and in respect of themselves only) hereby undertake to the Purchaser to procure that, in the event that any Warrantor or Additional Vendor owns any assets which are used by the Company or the Subsidiary, then such Warrantor or Additional Vendor shall:
if such assets are used exclusively by the Company or the Subsidiary transfer gratuitously such assets absolutely to the Purchaser or the Company or the Subsidiary as the Purchaser shall so direct; or

if such assets are not used exclusively by the Company or the Subsidiary grant to the Purchaser or the Company or the Subsidiary as the Purchaser shall so direct a gratuitous perpetual worldwide licence to use such assets provided that no licence shall be required to be granted under this clause 0 by any Warrantor or any Additional Vendor in relation to a licence to occupy their residential address.

VENDORS' AGENT

The Vendors appoint irrevocably (subject to provisions of this clause 0 in relation to the appointment of a replacement Vendors' Agent (as defined below)) Ian Shott (or thereafter such other person as the Vendors may from time to time appoint (pursuant to clause 0)) to be their sole and exclusive agent and as their sole and exclusive true and lawful attorney on behalf of each of them and in their names (whether acting for one or more of them) to deal with all matters in connection with or arising from calculating and agreeing the Net Working Capital Amount; and, subject always to clause 0, to deal with all matters in connection with or arising from the Escrow Account and the Warrantors appoint irrevocably (subject to the provisions of this clause 0 in relation to the appointment of a replacement Vendors' Agent (as defined below)) Ian Shott (or thereafter such other person as the Warrantors may from time to time appoint (pursuant to clause 0)) to be their sole and exclusive agent and as their sole and exclusive true and lawful attorney on behalf of each of them and in their names (whether acting for one or more of them) or otherwise to do all acts and things (including, without limitation, to accept receipt of notice or to settle any claims or disputes or appoint and pay professional advisers) and to execute and sign all deeds and documents which he considers necessary or advisable in connection with or in relation to this agreement or any document referred to herein, which appointment as attorney shall, in all circumstances save as provided herein, remain in full force and effect until the performance by the Vendors of all their obligations hereunder (all such matters in respect of which an appointment has been made pursuant to this clause, being the Agent's Matters),  provided that any such authority shall not extend to agreement of any different liability between the Vendors ("Vendors' Agent").

Each of the Vendors and each of the Warrantors (as the case may be) agree that any document, notice or other communication to be served under or in connection with Agent's Matters in respect of which they have made an appointment pursuant to clause 0 ("Service Document") may be effectively served on them by service on the Vendors' Agent.  Any Service Document shall be deemed to have been duly served if marked for the attention of the Vendors' Agent at the address referred to in schedule 1 or such other address as may be notified to the party wishing to serve such document, notice or other communication and received at the specified address.

Each of the Vendors hereby confirm that they will be bound by any notice served by the Vendors' Agent or on the Vendors' Agent in respect of any Agent's Matters in respect of which they have made an appointment pursuant to clause 0 in accordance with the terms of this agreement and irrevocably undertakes to do such acts as are necessary to give effect to the terms of this clause 0 and clauses 0 to 0.

If the then current Vendors' Agent at any time ceases for any reason to act as the Vendors' Agent or moves out of the United Kingdom, the Vendors and/or the Warrantors shall appoint a replacement in respect of which they have made an appointment pursuant to clause 0 and shall notify the Purchaser of the name and address of the replacement as the Vendors' Agent,  Failing such appointment and notification within one month of the previous Vendors' Agent ceasing to act or moving out of the United Kingdom, the Purchaser shall be entitled by notice to the Vendors and the Warrantors to appoint any of the Vendors or the Warrantors to act on the Vendors' or the Warrantors behalf as the Vendors' Agent or if none of the Vendors are willing to so act, such other person as the Purchaser shall in its absolute discretion shall determine.  The provisions of this clause applying to a Vendors' Agent apply equally to such replacement as Vendors' Agent.

It is acknowledged by the parties to this agreement that the Vendors' Agent shall be the only person with whom the Purchaser shall be obliged to communicate in relation to any correspondence between the Purchaser and any of the Vendors arising in relation to or in connection with any Agent's Matters in respect of which they have made an appointment pursuant to clause 0.

FURTHER ASSURANCE AND ATTORNEY

On and after Completion, each Vendor shall as an independent and several obligation, at the request of the Purchaser, do and execute or procure to be done and execute all such acts, deeds, documents and things as may be necessary to give effect to that Vendor's obligations this agreement.

On and after Completion, each Warrantor shall provide the Purchaser with all reasonable assistance it requires in responding to any queries raised by the Land Registry in relation to the Purchaser's application to remove reference to the farm business tenancy (entry C2) from the register of title number CYM85198.

On and after Completion, at the request of the Purchaser, the Vendors shall execute as a deed a power of attorney in the agreed form in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Shares and in particular to enable the Purchaser (or its nominee) to approve written resolutions circulated and to attend and vote at general meetings of the Company held during the period prior to the name of the Purchaser (or its nominee) being entered on the register of members of the Company in respect of the Shares.

INFORMATION

The Warrantors shall provide or procure to be provided to the Purchaser all such information in their possession or under their control as the Purchaser shall from time to time reasonably require (both before and after the Completion Date) relating to the business and affairs of the Company and/or the Subsidiary and will give or procure to be given to the Purchaser, its directors and agents access to such information and will permit the Purchaser to take copies of the same.
Ian shott's covenants

As soon as reasonably practicable following Completion, Ian Shott will notify Mercedes Benz Finance that he wishes to terminate the vehicle lease agreement between (1) Ian Shott and (2) Mercedes Benz Finance dated 3 October 2008 in respect of the lease of Mr Shott's Mercedes Benz vehicle ("Lease Agreement").  Ian Shott will use all reasonable endeavours to minimise any termination payment in respect of the Lease Agreement.  The Purchaser undertakes to pay to Ian Shott, within five Business Days of receipt of a written notice from Ian Shott attaching an invoice from Mercedes Benz Finance in respect of the termination payment in respect of the Lease Agreement a sum equal to the amount of the termination payment, as set out in the invoice.

Ian Shott irrevocably hereby instructs the Purchaser to deduct the sum of £26,483.86 ("Tax Deduction") from the cash consideration due to him pursuant to this agreement and to pay the Tax Deduction to HM Revenue and Customs as soon as reasonably practicable and in any event within 10 Business Days of Completion and the Purchaser Undertakes to procure such payment on behalf of the Company and to provide a copy of form CT61 (or such other relevant certificate of tax deduction as is applicable) for the relevant period to Ian Shott as soon as reasonably practicable after payment of such Tax Deduction to HM Revenue and Customs.

ANNOUNCEMENTS

No announcement, communication or circular concerning this agreement shall be made (whether before or after the Completion Date) by or on behalf of the parties hereto without the prior approval of the other or others (such approval not to be unreasonably withheld or delayed) save for:

announcements to employees, customers, suppliers and agents of the Company and/or the Subsidiary and/or the Purchaser and/or any company which is a member of the same group as the Purchaser in such form as may be reasonably required by the Purchaser; and

such announcements as may be required by the US Securities and Exchange Commission.

COSTS

Subject as otherwise expressly provided in this agreement, each of the parties shall bear and pay its own legal, accountancy, actuarial and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form.

SUCCESSORS AND ASSIGNMENT

This agreement shall be binding on and inure for the benefit of each party's successors and personal representatives but shall not be assignable except that the Purchaser may assign its rights under this agreement to any company of which it is a subsidiary or of which it is a holding company provided that:-

in the event such assignee company ceases to be a subsidiary or holding company of the Purchaser, the Purchaser shall procure re-assignment of any rights so assigned back to the Purchaser, and to the extent such rights are not re-assigned such rights shall no longer be of enforceable against any of the Vendors;

such assignment shall not extend or create a liability of any Vendor that would not have otherwise been extended or existed but for such assignment.

Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of the other party.

ENTIRE AGREEMENT

The Acquisition Documents constitute the entire agreement between the Purchaser and the Vendors with respect to the subject matter of this agreement.

Except for any misrepresentation or breach of warranty which constitutes fraud:

the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties contained in such documents; and

each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document.

Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 0 are reasonable.

Nothing in this clause 0 shall operate to limit liability for fraud.

VARIATIONS

No variation of this agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.
WAIVER

No waiver by the Purchaser of any breach or non-fulfilment by the Vendors of any provisions of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof.  No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.  The rights and remedies of the Purchaser provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.
AGREEMENT CONTINUES IN FORCE

This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.
SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.
NOTICES

Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at (in the case of a company) its registered office from time to time or (in the case of an individual) at his address set out in this agreement or such other address as may have been notified to the other parties in accordance with this clause 0 Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.
COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.
THIRD PARTY RIGHTS

A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

GOVERNING LAW AND JURISDICTION

This agreement shall be governed by and construed in accordance with the laws of England.

The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any suit, action or proceedings (together in this clause 0 referred to as "Proceedings") arising out of or in connection with this agreement shall be brought in such courts.

The parties irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any Proceedings in such court as is referred to in this clause 0 any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

The parties expressly and specifically agree and accept the terms of this clause 0 sign this agreement in recognition of this fact.

In accordance with clause 0 of this agreement, the Vendors appoint the Vendor's Agent to accept service on their behalf of any Agent's Matters in respect of which they have made an appointment pursuant to clause 0 save that in the event that a claim specifically relates to the breach of any obligation of a Corporate Vendor then notice shall be served on the relevant Corporate Vendor in addition to the Vendor's Agent.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed.

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of IAN SHOTT by his attorney in the presence of:	Signature	/s/ David Rowles
as attorney for IAN SHOTT

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, by PAUL RYAN in the presence of:	Signature	/s/ Paul Ryan

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, by DAVID ROWLES in the presence of:	Signature	/s/ David Rowles

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of KENNETH GILMOUR by his attorney in the presence of:	Signature	s/ David Rowles
as attorney for KENNETH GILMOUR

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of MARK NUGENT by his attorney in the presence of:	Signature	s/ David Rowles
as attorney for MARK NUGENT

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of MALCOLM SIMPSON by his attorney in the presence of:	Signature	s/ David Rowles
as attorney for MALCOLM SIMPSON

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of REG SHAW by his attorney in the presence of:	Signature	s/ David Rowles
as attorney for REG SHAW

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of NICOLE SHOTT by her attorney in the presence of:	Signature	s/ David Rowles
as attorney for NICOLE SHOTT

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of SUSAN LESLEY ROWLES by her attorney in the presence of:	)))	Signature	s/ David Rowles
as attorney for SUSAN LESLEY ROWLES

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of ALICIA RYAN by her attorney in the presence of:	Signature	s/ David Rowles
as attorney for ALICIA RYAN

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Signed as a deed, but not delivered until the first date specified on page 1, in the name and on behalf of ANN SIMPSON by her attorney in the presence of:	Signature	s/ David Rowles
as attorney for ANN SIMPSON

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Executed as a deed, but not delivered until the first date specified on page 1, by ENDLESS (NO. 6) LLP by its attorney in the presence of a witness:	Signature	/s/ Aidan Robson

	Name (block capitals)	Aidan Robson
as attorney for ENDLESS (NO. 6) LLP

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Executed as a deed, but not delivered until the first date specified on page 1, by THE NORTH EAST CO-INVESTMENT FUND LIMITED PARTNERSHIP by its attorney NSEI GENERAL PARTNER LIMITED by a director in the presence of a witness:
Signature	/s/ Marion Bernard

Name (block capitals)	Marion Bernard
Director of attorney

Witness signature	/s/ Katherine Hay-Heddle

Witness name	Katherine Hay-heddle
(block capitals)

Witness address	Sandgate House

Quayside, Newcastle

Executed as a deed, but not delivered until the first date specified on page 1, by ALBANY MOLECULAR RESEARCH, INC. by a director in the presence of a witness acting by its duly appointed attorney Michael Paul Williams:
Signature	/s/ Michael P. Williams

Name (block capitals)	Michael P. Williams
duly appointed attorney

Witness signature	/s/ Abigail Mardell

Witness name	Abigail Mardell
(block capitals)

Witness address	Princes Exchange

Princes Square

Leeds, United Kingdom

Executed as a deed, but not delivered until the first date specified on page 1, by EXCELSYN LIMITED by a director in the presence of a witness:	Signature	/s/ David Rowles

	Name (block capitals)	David Rowles
Director

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme

Executed as a deed, but not delivered until the first date specified on page 1, by EXCELSYN MOLECULAR RESEARCH LIMITED by a director in the presence of a witness:	Signature	/s/ David Rowles

	Name (block capitals)	David Rowles
Director

Witness signature	/s/ Anna McGill

Witness name	Anna McGill
(block capitals)

Witness address	Dickinson Dees LLP

112 Quayside

Newcastle Upon Tyme